Exhibit (e)(2)

Amended February 11, 2014

EXHIBIT A

Series (“Funds”) of GOLDMAN SACHS VARIABLE INSURANCE TRUST, a Delaware business trust (the “Trust”)

GOLDMAN SACHS FIXED INCOME AND MONEY MARKET FUNDS:

Goldman Sachs Government Income Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Money Market Fund

Goldman Sachs Strategic Income Fund

GOLDMAN SACHS EQUITY FUNDS:

Goldman Sachs Structured U.S. Equity Fund

Goldman Sachs Structured Small Cap Equity Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic International Equity Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Growth Opportunities Fund

Goldman Sachs Equity Index Fund

Goldman Sachs Global Markets Navigator Fund

Goldman Sachs Multi-Strategy Alternatives Portfolio

GOLDMAN, SACHS & CO.		GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Jesse Cole	By:	/s/ James McNamara
Name:	Jesse Cole	Name:	James McNamara
Title:	Managing Director	Title:	President of the Trust